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                                                                  EXHIBIT 99.6




                      AMERICAN RETIREMENT VILLAS PROPERTIES II,
                           A CALIFORNIA LIMITED PARTNERSHIP

                            PROPERTY MANAGEMENT AGREEMENT


             THIS AGREEMENT is made by and between AMERICAN RETIREMENT VILLAS PROPERTIES II, a California limited partnership (the Partnership), and AMERICAN RETIREMENT VILLAS CORPORATION, a California corporation (Agent).

             1.   EMPLOYMENT OF AGENT

                  1.1 The Partnership hereby employs Agent, and Agent accepts the employment, as manager of and exclusive leasing agent for each facility owned or operated by the Partnership (a Facility). A schedule of the facilities is attached and by this reference is made a part of this Agreement.

                  1.2 Partnership acknowledges that Agent is in the business of managing retirement facilities both for its own account and for others. It is hereby expressly agreed that Agent and its affiliates may continue to engage in such activities and may manage facilities other than those presently managed by it (whether or not such other facilities may be in competition with the Partnership).

                  1.3 With respect to the Partnership, Agent acknowledges that it is also its Managing General Partner.

             2.   AGENT'S DUTIES AND AUTHORITY

                  2.1 General. Agent shall have the sole and exclusive authority to manage and supervise each Facility and the business and affairs associated with or related to daily Facility operation. Such duties and authority shall include, by way of example and not limitation, those set out in Paragraphs 2.2 through 2.8 below.

                  2.2 Renting. Agent shall establish policies and procedures for directing the marketing activities of personnel engaged by or on behalf of the Partnership. Agent shall have the sole discretion to establish the terms and conditions of occupancy by the tenants, and is hereby authorized to direct and control Partnership employees in entering into rental agreements and collecting rents on behalf, in the name, and for the account of the Partnership. Agent shall cause the Partnership to advertise as appropriate.

                  2.3 Repair, Maintenance and Improvements. Agent shall make and execute, or supervise and have control over the making and executing of all decisions concerning the acquisition of furniture, fixtures and supplies, and shall purchase or lease personal property in the


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        name and for the account of the Partnership.  Agent shall make and execute, or supervise and have control over the making and executing of all decisions concerning the maintenance, repair and landscaping. All costs incurred in connection therewith shall be on behalf, in the name, and for the account of the Partnership. Agent will not, however, in its capacity as Agent, incur any single obligation for any single Facility in excess of $10,000 without the Partnership s prior written approval.

                  2.4  Personnel.

                       2.4.1. Agent shall select all vendors, suppliers, contractors, subcontractors and employees reasonably required to operate and maintain each Facility. All such acts shall be on behalf, in the name, and for the account of the Partnership and any employees hired shall be carried on the payroll of either the Partnership or a corporation organized to employ such personnel and shall not be deemed to be Agent's employees. All salaries and tax obligations for the individuals other than Agent's own employees shall be charged to the Partnership, which hereby authorized Agent to pay such obligation with Partnership funds.

                       2.4.2 Under some circumstances, certain individuals performing services for or at a Facility may be employees of the Agent. With regard to such individuals, Agent shall be responsible for payment of all employer obligations. Partnership shall reimburse Agent for such expenses as appropriate.

                       2.4.3 Whenever the services of independent contractors are employed, Agent shall use its best efforts to obtain them at the best price available. Cost to the Partnership shall be reasonable and shall not exceed the cost of like services obtainable in the open market, if any.

                  2.5  Service Agreement.   Agent, or Partnership employees
        acting pursuant to Agent's direction, shall negotiate and execute on behalf and in the name of the Partnership, utility, service, concession and supply agreements for the maintenance, repair and operation of the Facility.

                  2.6  Funds and Accounting.

                       2.6.1 Agent shall collect, deposit in a separate bank account maintained by or for the Partnership, and disburse all funds on behalf and in the name of the Partnership. After deducting expenses, including its management fee, and any reserve required by the Partnership, any balance remaining shall remain in the account for the benefit of the Partnership, or be remitted to the Partnership if the Agent has such funds in a separate trust account. If there is a deficit in any period, it is the Partnership's responsibility to cure that deficit, either by making direct payments or by paying Agent who will, in turn, pay items due. Agent shall not be


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        required to advance any of its funds for the Partnership or any
        Facility. If in its discretion, Agent does advance such funds, Partnership agrees to reimburse Agent immediately.

                       2.6.2 Agent shall pay all operating expenses, debt service, insurance premiums and taxes from Partnership monies.

                       2.6.3 As a convenience to the Partnership, Agent shall withhold each month a sum sufficient to pay annual taxes, insurance, and other expenses billed on an annual basis. From the amounts so withheld Agent shall make all payments prior to any delinquency. If at any time funds withheld are insufficient to make timely payments, Agent shall notify the Partnership which will immediately supply the necessary balance.

                       2.6.4 Agent shall maintain accurate records of all monies received and disbursed, which records shall be open to the Partnership at all reasonable times. Agent shall also render to the Partnership a monthly statement showing all receipts, disbursements, rentals, vacancies and delinquencies. Agent shall not be responsible for the preparation of any Partnership financial statements or income tax returns but shall make books and records available so that statements and returns may be prepared.

                       2.6.5 The Partnership agrees that, on Agent's request, funds will be provided to create a permanent operating reserve account, the amount of which Agent will, in consultation with the Partnership, determine annually.


                  2.7 Collection and Enforcement. Agent shall supervise and direct personnel engaged by or on behalf of the Partnership in the collection of rents and receivables and the billing of all accounts payable, and shall be responsible for establishing policies and procedures to minimize the amount of delinquent accounts receivable. When appropriate, Agent shall cause to be instituted, on behalf and in the name of the Partnership, any and all legal actions or proceedings Agent deems advisable to collect charges, rent or other income due to the Partnership or to oust or dispossess tenants or other persons unlawfully in possession under any lease, license, concession agreement or otherwise, and to collect damages for breach or default. All costs and fees incurred shall be the Partnership's responsibilities.

                  2.8 Insurance. Agent shall use its best efforts to assure that there is obtained and kept in force, at the expense of the Partnership, fire, comprehensive, liability and other insurance policies in amounts generally carried with respect to similar facilities.

             3.   PARTNERSHIP OBLIGATIONS

                  The Partnership hereby agrees to cooperate with Agent in the performance of its duties under this Agreement and to that end, upon Agent's request, to provide reasonable temporary office space for Agent s employees on the premises, to give agent access to all





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        Partnership files, books and records relevant to the Facility, and to execute all documents or instruments and hire and discharge such employees as Agent in its sole judgment deems necessary or advisable to enable it to fulfill its duties under this Agreement.

             4.   COMPENSATION

                  4.1 For services rendered pursuant to this Agreement, the Partnership shall pay Agent, monthly, five percent (5%) of the gross revenues actually collected, but in no case shall the fee be less than $1,000 per month. "Gross revenues" means all Partnership receipts arising from operation of each Facility or machines or concessions located at a Facility. Gross revenues shall be determined on a cash basis.

                  4.2 In addition, the Partnership shall pay or Agent shall be reimbursed for the following expenses:

                       4.2.1 Direct costs reasonably incurred in providing accounts payable, general ledger services, and such other accounting-type services (including any costs for electronic date processing).

                       4.2.2 Direct costs reasonably incurred for the employment of professional consultants such as lawyers and accountants and independent contractors and employees who render services for the marketing, maintenance and operation of each Facility.

                       4.2.3 Direct costs such as time, travel, lodging, meals and the like reasonably incurred by Agent for its personnel to investigate, prepare, advise, argue and appeal real and personal property tax appeal case(s), or eminent domain proceedings.

                       4.2.4 All other reasonable out-of-pocket costs attributable to the maintenance and operation of each Facility.

             5.   INDEMNIFICATION

                  5.1 Agent shall not be liable to the Partnership or any other person for any payment due, unless the necessary funds have been provided to Agent.

                  5.2 Neither Agent nor any of its employees or agents shall be liable for any honest mistake in judgment or for any loss due to such mistake, or the negligence, dishonesty, fraud or bad faith of any employee or agent, provided that they were selected with reasonable care. The Partnership shall indemnify, hold harmless, and provide a defense by counsel of Agent's choosing, Agent and its employees and agents, against any and all costs, expenses, fees, claims, suits, damages, judgments, and liability to third parties arising out of or in connection with the Facility or on behalf of the Partnership or its business, excepting only Agent's willful misconduct or gross negligence. In any question concerning this Agreement or operation of the





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        Facility, Agent may consult with counsel and any action taken or omitted on the advice of such counsel shall be deemed justified and taken in good faith.

             6.   TERM AND TERMINATION

                  This Agreement shall become effective when signed by both Parties, or on the date of the issuance of the Certificate of Occupancy, or actual possession, whichever last occurs, and shall continue for the Partnership's Term, so long as it owns the Facility. If Agent or Partnership breaches any term of this Agreement and such breach is not cured after reasonable Notice, this Agreement may be cancelled by either party on sixty (60) days Notice to the other.

             7.   MISCELLANEOUS AND PROCEDURAL

                  7.1  Notice.

                       Unless otherwise specified in a written Notice, any written communication required under this Agreement shall be deemed given when actually received by the party intended, or seventy-two (72) hours after being deposited, postage prepaid, in the United States Mail (whichever first occurs), to the parties at the addresses set out beneath their signature.

                  7.2  Binding Effect; Assignment.

                       This Agreement shall bind and inure to the benefit of the parties, their successors, assigns, personal representatives, heirs and legatees. Neither this Agreement nor any right hereunder shall be assignable by the Partnership and any attempt to do so shall be void abinitio. Agent shall have the right to assign this Agreement to an affiliate or a wholly or majority owned subsidiary; provided, however, any such assignee must assume all Agent s obligations hereunder. The Partnership s rights hereunder will be enforceable against any such assignee and Agent shall not be released from its liabilities hereunder unless the Partnership shall expressly agree thereto in writing.

                  7.3  Entire Agreement; Modification.

                       All negotiations are merged into this Agreement which contains the entire understanding between the parties. No material provision can be amended except by a mutual writing to which a majority of the Partnership's Limited Partners have consented.

                  7.4  Severability.

                       If any provision of this Agreement, or any portion hereof, is to be held invalid, void or unenforceable, the remaining portions of this Agreement and the enforceability of this Agreement as a whole shall remain in effect.





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                  EACH PARTY, BY ADDING ITS SIGNATURE BELOW, ACKNOWLEDGES THAT
        IT HAS READ, UNDERSTANDS AND BEEN DULY AUTHORIZED TO EXECUTE AND BE BOUND BY THIS AGREEMENT.

        THE PARTNERSHIP:                 AGENT:

        AMERICAN RETIREMENT VILLAS       AMERICAN RETIREMENT VILLAS
        PROPERTIES II, A CALIFORNIA      CORPORATION, a California
        LIMITED PARTNERSHIP,             corporation,



        BY:  /s/                          By:  /s/
            -----------------------           -----------------------------
            Gary L. Davidson,                 John A. Booty, President
            General Partner


        Address for Notice:               Address for Notice:
        245 Fischer Avenue, #D-1          245 Fischer Avenue, #D-1
        Costa Mesa, CA 92626              Costa Mesa, CA 92626


             June 28, 1990                     June 28, 1990
        --------------------------         --------------------------------
        Date of Signature                  Date of Signature





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                                 FACILITY SCHEDULE A

                            PROPERTY MANAGEMENT AGREEMENT

                      AMERICAN RETIREMENT VILLAS PROPERTIES II,
                          A CALIFORNIA LIMITED PARTNERSHIP

             The following facilities will operate under this Agreement as of the designated Effective Date.

        NAME           ADDRESS                 UNITS      EFFECTIVE DATE
        ----          ----------               -----      ---------------


        RETIREMENT INN OF   250 Myrtle Road                68       April 1989
        BURLINGAME          Burlingame, CA 94010

        RETIREMENT INN OF   290 N. San Tomas Aquino Rd.    72       April 1989
        CAMPBELL            Campbell, CA 95008

        COVINA VILLA        825 W. San Bernardino Rd.       66       Oct. 1988
                            Covina, CA 91722

        RETIREMENT INN OF   501 King Drive                  95       April 1989
        DALY CITY           Daly City, CA 94015

        RETIREMENT INN OF   38801 Hastings Street           70       April 1989
        FREMONT             Fremont, CA 94536

        RETIREMENT INN OF   1621 E. Commonwealth Ave.       68       April 1989
        FULLERTON           Fullerton, CA 92631

        MONTEGO HEIGHTS     1400 Montego                   175       Dec. 1989
        LODGE               Walnut Creek, CA 94595

        VALLEY VIEW LODGE   1228 Rossmoor Parkway          125       April 1989
        AT ROSSMOOR         Walnut Creek, CA 94595

        RETIREMENT INN OF   175 E. Remington Drive         138       April 1989
        SUNNYVALE           Sunnyvale, CA 94087

        THE INN AT WILLOW   1185 Pedro Street               85       April 1989
        GLEN                San Jose, CA 95126





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